                                                                  EXHIBIT 10.96




                            ASSET PURCHASE AGREEMENT

                                  by and among

                             THE EXOREX COMPANY, LLC

                               BIOGLAN PHARMA PLC

                       MEDICIS PHARMACEUTICAL CORPORATION

                                       and

                            IMX PHARMACEUTICALS, INC.

                         -------------------------------

                            Dated as of June 29, 1999
                         -------------------------------

                                TABLE OF CONTENTS



                                                                                                                Page
ARTICLE I DEFINITIONS..........................................................................................  1

ARTICLE II SALE AND PURCHASE; PURCHASE PRICE...................................................................  3
   Section   2.1    Sale and Purchase of Assets................................................................  3
   Section   2.2    Purchase Price.............................................................................  4
   Section   2.3    Form of Payment............................................................................  4
   Section   2.4    Assumption of Obligations..................................................................  4

ARTICLE III CLOSING............................................................................................  4
   Section   3.1    Closing....................................................................................  4
   Section   3.2    Closing Deliveries of the LLC..............................................................  4
   Section   3.3    Closing Deliveries of Bioglan..............................................................  5

ARTICLE IV CONDITIONS TO CLOSING...............................................................................  5
   Section   4.1    Conditions to Bioglan's Obligations........................................................  5
   Section   4.2    Conditions to the LLC's Obligations........................................................  6

ARTICLE V OTHER MATTERS........................................................................................  6
   Section   5.1    Use of Know-How............................................................................  6
   Section   5.2    New Product Development....................................................................  7
   Section   5.3    Risks Associated With the Products.........................................................  7
   Section   5.4    Agreement to Distribute....................................................................  7
   Section   5.5    Notification of Customers..................................................................  7
   Section   5.6    Customer Orders............................................................................  7
   Section   5.7    Accounts Receivable........................................................................  7
   Section   5.8    Product Registration.......................................................................  8
   Section   5.9    Recall and Return of Products..............................................................  9
   Section   5.10   Dissolution of the LLC.....................................................................  9
   Section   5.11   Payment of Royalties.......................................................................  9

ARTICLE VI REPRESENTATIONS AND WARRANTIES......................................................................  9
   Section   6.1    Representations and Warranties of the LLC..................................................  9
   Section   6.2    Representations and Warranties of Bioglan..................................................  12

ARTICLE VII CONDUCT PRIOR TO CLOSING...........................................................................  13
   Section   7.1    Cooperation................................................................................  13
   Section   7.2    Conduct of Business by LLC.................................................................  13
   Section   7.3    Review.....................................................................................  13
   Section   7.4    Contribution Margin........................................................................  13

ARTICLE VIII INDEMNIFICATION...................................................................................  14
   Section   8.1    Indemnification by Medicis and IMX.........................................................  14
   Section   8.2    Indemnification by Bioglan.................................................................  15


   Section   8.4    Discontinuance of Operations...............................................................  16
   Section   8.5    Returns of Products........................................................................  16

ARTICLE IX GENERAL PROVISIONS..................................................................................  16
   Section   9.1    Survival of Representations and Warranties.................................................  16
   Section   9.2    Notices....................................................................................  16
   Section   9.3    Confidential Information...................................................................  17
   Section   9.4    Amendment..................................................................................  18
   Section   9.5    Binding Effect.............................................................................  18
   Section   9.6    Press Releases.............................................................................  18
   Section   9.7    Expenses; Taxes............................................................................  18
   Section   9.8    Headings...................................................................................  19
   Section   9.9    Entire Agreement...........................................................................  19
   Section   9.10   Waiver.....................................................................................  19
   Section   9.11   Severability...............................................................................  19
   Section   9.12   Termination................................................................................  19
   Section   9.13   Governing Law..............................................................................  19
   Section   9.14   Counterparts...............................................................................  20
   Section   9.15   Shareholder Approval.......................................................................  20

ARTICLE X ARBITRATION..........................................................................................  20
   Section   10.1   Submission to Arbitration..................................................................  20
   Section   10.2   Arbitrator and Rules of Arbitration........................................................  20
   Section   10.3   Selection of Arbitrators...................................................................  20
   Section   10.4   Procedure..................................................................................  20
   Section   10.5   Arbitration Costs..........................................................................  21

                             SCHEDULES AND EXHIBITS


                                    SCHEDULES

Schedule 1.............................................................Products
Schedule 2...........................................................Trademarks



                                    EXHIBITS

Exhibit A.................................................Form of Bill of Sale
Exhibit B.................................Form of Transition Services Agreement
Exhibit C............................................Form of License Assignment
Exhibit D..........................................Form of Trademark Assignment

                               PURCHASE AGREEMENT

PURCHASE AGREEMENT (the "Agreement") dated as of this 29th day of June 1999, by and among THE EXOREX COMPANY, LLC, a Delaware limited liability company (the "LLC"), BIOGLAN PHARMA PLC, a company incorporated under the laws of England and Wales under company registration number 1779870 ("Bioglan"), MEDICIS PHARMACEUTICAL CORPORATION ("Medicis") and IMX PHARMACEUTICALS, INC.
("IMX").

                              W I T N E S S E T H:

         WHEREAS, Medicis and Bioglan have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of June 29, 1999 whereby Medicis has agreed to sell to Bioglan and Bioglan has agreed to purchase from Medicis all of Medicis' right, title and interest in, to and under the Purchased Assets (as defined therein);

         WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement the parties thereto have conditioned execution of the Asset Purchase Agreement on the execution of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I
                                 DEFINITIONS

         In this Agreement the following terms shall have the following meanings:

         "Affiliate" means any person, firm, corporation or other business entity, directly or indirectly controlling, controlled by or under direct or indirect common control with another person. A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

         "Business" means the development, manufacture, marketing and sale of the Exorex Product Line and the related telephone product information and ordering services provided to customers and distributors and product fulfillment center.

         "Contribution Margin" means the amount equal to Net Sales less (i) all reasonable charges from June 1, 1999 to the Closing for overhead directly associated with the Products and the direct and indirect cost of goods (absent the cost of Inventory paid at the Closing Date by Bioglan), and (ii) returns from the period from June 1, 1999 to the Closing.

         "Disclosure Letter" means the disclosure letter as of the date hereof from the LLC to Bioglan relating to the representations and warranties set out in Section 6.1.

         "Exorex Product Line" means all skin care products developed by the LLC for the treatment of and relief from psoriasis or other dermatological conditions including, without limitation, shampoos and cream products and marketed under the trademark or tradename "Exorex," including without limitation the Products listed on Schedule 1.

     "Know-How" means the information known to the LLC relating solely and uniquely to the formulae, manufacturing processes, customer lists, marketing and advertising rights and promotional materials, technology and testing data for the Products.

     "Products" means the pharmaceutical products which are set forth on
Schedule 1.

     "Net Sales" means the gross amount invoiced by the LLC and its Affiliates to third parties on all sales of Products and any improvements (as defined in the License Agreement), less deductions for: (i) sales taxes, value-added taxes and excise taxes, tariffs, import or export duties, and duties paid or allowed by a selling party and any other governmental charges imposed upon the import, use or sale of such Products (except income taxes of the LLC, its Affiliates and sublicensees) which are included in the gross amount invoiced; (ii) allowed customary trade and quantity discounts (such discounts not to exceed 10% of the sales price) and sales discounts (as defined in accordance with GAAP, such discounts not to exceed 5% of the sales price); (iii) transportation, bulk packaging, handling and freight charges (such charges not to exceed 3% of the sales price) and reasonable and customary insurance where such are separately stated as part of the sales price and are included in the gross amount invoiced; and (iv) allowances and credits to its Affiliates or sublicensees which shall be excluded from the computation of Net Sales, but Net Sales shall include subsequent sales to third parties by such Affiliates or sublicensees. For purposes of determining Net Sales, a sale shall be deemed to have occurred when the Products have been shipped by the LLC, its Affiliates or a sublicensee.

     "Trademarks" means the trademarks listed in Schedule 2 hereto together with the goodwill symbolized by such trademarks.

     "Warranties" means the warranties and representations of the LLC set out in
Section 6.1.

     The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                                   Section
Agreement.............................................................Recitals
Asset Purchase Agreement..............................................Recitals
Assumed Liabilities........................................................2.4
Award.....................................................................10.4
Basket..................................................................8.3(e)
Bill of Sale ..........................................................3.2 (a)
Bioglan...............................................................Recitals
Closing....................................................................3.1
Closing Date...............................................................3.1
Excluded Assets............................................................2.1
GAAP....................................................................6.1(g)
Hearing...................................................................10.4
IMX...................................................................Recitals

Indemnified Party.......................................................8.3(a)
Indemnifying Party......................................................8.3(a)
Inventory..................................................................2.2
Joint Notice...............................................................5.5
License Agreement..........................................................2.1
LLC...................................................................Recitals
Losing Party..............................................................10.5
Losses.....................................................................8.1
Material Adverse Effect.................................................6.1(d)
Medical Affairs Liaison.................................................5.8(d)
Medicis...............................................................Recitals
New Authorizations......................................................5.8(a)
Purchase Price.............................................................2.2
Purchased Assets...........................................................2.1
Required Consents.......................................................4.1(c)
Successful Party..........................................................10.5


                                   ARTICLE II
                        SALE AND PURCHASE; PURCHASE PRICE

     Section 2.1 Sale and Purchase of Assets. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, the LLC will sell, assign, convey, transfer and deliver to Bioglan or to the nominated Affiliate of Bioglan, and Bioglan will purchase and acquire from the LLC the following assets of the LLC, including, without limitation, (i) the Exorex Product Line in the United States, (ii) all rights related to the Exorex Product Line in the United States, (iii) the Exorex trademark, (iv) an assignment of the license by and between Pegasus Dermasearch
(Pty) Limited and Interderm Limited dated June 23, 1995 as subsequently amended on September 18, 1995, September 1, 1996, January 15, 1998, and March [ ], 1998 (the "License Agreement") to the extent it relates to the Exorex Product, (v) the helpline, including all employees of the Business and all obligations relating to such employees, (vi) the Facility Agreement between the LLC and IMX dated June 18, 1998, (vii) the Inventory (as defined herein), (viii) an amount equal to the Contribution Margin to be paid pursuant to the Transition Services Agreement, (ix) the Software License Agreement from IMX to LLC, dated as of June 18, 1998, and (x) all other ordinary course obligations, including obligations and contracts related to distribution, sales and marketing obligations related to the Business (the "Purchased Assets") except: (i) the New Product Agreement between Medicis and IMX dated June 18, 1998; (ii) the non-Disclosure and Invention Agreements entered into by (a) Adele Folk, dated as of June 18, 1998,
(b) Gary Spielfogel, dated as of June 18, 1998, (c) Marc Falkin, dated as of June 18, 1998 and (d) Bill Forster, dated as of June 18, 1998; (iii) the Consulting, Confidentiality and Non-Compete Agreement between the LLC and IMX dated June 18, 1998 ; (iv) the Exclusive Distribution Assignment Agreement between IMX and the LLC, dated June 18, 1998; and (v) the Assignment and Assumption Agreement between IMX and the LLC, dated June 18, 1998 (the "Excluded Assets").

     Section 2.2 Purchase Price. In consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Bioglan will pay the LLC consideration as set forth in Section 2.2(a) of the Asset Purchase Agreement and LLC's cost (less the sum of US $200,000) for all inventory (the "Inventory") of the Products as of June 1, 1999 with a remaining shelf life of no less than twelve (12) months as of June 1, 1999 (the "Purchase Price") and in the manner herein and therein provided and the LLC hereby gives its consent to the payment of the Purchase Price being satisfied in such manner. The parties hereby agree that any Inventory with a shelf life of less than twelve (12) months shall be transferred by the LLC to IMX. Medicis agrees to accept payment of the balance of the sum due in respect of that portion of the Inventory related to raw material and bulk inventory (after allowing for the sum paid therefor on the Closing in accordance with Section 3.3(f)) on September 30, 1999.

     Section 2.3 Form of Payment. Except as otherwise provided herein, all payments made hereunder shall be made in United States Dollars by wire transfer in immediately available funds to an account designated in writing by Medicis to Bioglan.

     Section 2.4 Assumption of Obligations. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Bioglan, the LLC will assign, convey and transfer to Bioglan, and Bioglan will unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all liabilities related to or arising out of the Purchased Assets as are incurred and become due at any time following June 1, 1999 (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, Bioglan hereby agrees to assume, undertake and perform all obligations of the LLC under the Assumed Liabilities to the extent such obligations arise or are to be performed after June 1, 1999.

                                  ARTICLE III
                                     CLOSING

     Section 3.1 Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place within five (5) business days of satisfaction of the conditions set forth in Article IV, or at such other date and time as mutually agreed to by the parties (the "Closing Date").

     Section 3.2 Closing Deliveries of the LLC. At the Closing, and subject always to Section 9.15, the LLC shall execute (where appropriate) and deliver to
Bioglan:

          (a) a Bill of Sale substantially in the form of Exhibit A attached hereto, executed by the LLC;

          (b) a Transition Services Agreement substantially in the form of Exhibit B attached hereto, executed by the LLC, Medicis and IMX;

          (c) a Secretary's Certificate of the LLC setting forth copies of the resolutions or other instruments authorizing this Agreement and the transactions contemplated herein;

          (d) an Officer's Certificate of the LLC as required under Section 4.1(b) hereof;

          (e) a copy of all consents, approvals and authorizations as required under Section 4.1(c) hereof;

          (f) a License Assignment for the License Agreement substantially in the form of Exhibit C attached hereto;

          (g) a Trademark Assignment substantially in the form of Exhibit D attached hereto;

          (h) the Inventory, together with a receipt of payment for the sum paid on account therefor pursuant to Section 3.3(f);

          (i) a certified true copy of the License Agreement and all amendments thereto; and

          (j) such other documents as Bioglan shall reasonably request.

     Section 3.3 Closing Deliveries of Bioglan. At the Closing, and subject always to Section 9.15, Bioglan shall deliver to the LLC:

          (a) a Transition Services Agreement substantially in the form of Exhibit B attached hereto, executed by Bioglan;

          (b) a Secretary's Certificate of Bioglan setting forth copies of the resolutions or other instruments authorizing this Agreement and the transactions contemplated herein;

          (c) an Officer's Certificate of Bioglan as required under Section 4.2(a) hereof;

          (d) a counterpart License Assignment for the License Agreement substantially in the form of Exhibit C attached hereto;

          (e) a counterpart Trademark Assignment substantially in the form of Exhibit D attached hereto;

          (f) an amount equal to the LLC's cost for the finished goods included in the Inventory; and

          (g) such other documents as the LLC shall reasonably request.


                                   ARTICLE IV
                              CONDITIONS TO CLOSING

     Section 4.1 Conditions to Bioglan's Obligations. Bioglan's obligation to consummate the transactions contemplated herein at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, the fulfillment of any of which may be waived, in whole or in part or subject to conditions, by
Bioglan:

          (a) The completion by the LLC, Medicis and IMX of all acts necessary to authorize their execution, delivery and performance of this Agreement and the other agreements provided for herein, and the consummation of the transactions contemplated herein and therein.

          (b) All the representations and warranties (including the disclosures made in the Disclosure Letter) of the LLC contained in this Agreement being true and correct in all material respects as of the date of execution of this Agreement and at the Closing Date and all of the agreements of the LLC which are provided in this Agreement to be performed at or prior to the Closing having been duly performed, and the LLC having complied with this Agreement in all other material respects and the LLC having delivered to Bioglan a certificate, dated as of the Closing Date, and signed by an executive officer of the LLC, to the effect set forth in this Section 4.1(b).

          (c) The LLC, Medicis and IMX having obtained all consents, approvals, releases, discharges and authorizations necessary to be obtained on the part of the LLC, Medicis and IMX to consummate the transactions contemplated hereby, including without limitation, all necessary consents of shareholders, mortgagees, lienholders, encumbrancers, assignees and licensors (pursuant to the License Agreement) (the "Required Consents").

          (d) The simultaneous consummation of the transactions contemplated pursuant to the Asset Purchase Agreement.

     Section 4.2 Conditions to the LLC's Obligations. The obligations of the LLC to consummate the transactions contemplated at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, the fulfillment of any of which may be waived, in whole or in part or subject to conditions, by the LLC:

          (a) All the representations and warranties of Bioglan contained in this Agreement being true and correct in all material respects as of the date of execution of this Agreement and at the Closing Date and all of the agreements of Bioglan which are provided in this Agreement to be performed at or prior to the Closing Date having been duly performed, and Bioglan having complied with this Agreement in all other material respects, and Bioglan having delivered to the LLC a certificate, dated as of the Closing Date and signed by an executive officer of Bioglan, to the effect set forth in this Section 4.2(a).

          (b) The simultaneous consummation of the transactions contemplated pursuant to the Asset Purchase Agreement.

                                   ARTICLE V
                                  OTHER MATTERS

     Section 5.1 Use of Know-How. Except as otherwise provided for in this Agreement, after the Closing, the LLC shall not use the Know-How. Furthermore, after the Closing the LLC shall not disclose the Know-How to any third party, unless such disclosure is required by law or regulation.

     Section 5.2 New Product Development. Notwithstanding anything in this Agreement to the contrary, the transfer and assignment to Bioglan by the LLC of the Purchased Assets shall not prevent the LLC, IMX or Medicis from continuing to manufacture and sell other products included or expected to be included in their current line or to use other trademarks owned by the LLC, IMX or Medicis or restrict the rights of the LLC, IMX or Medicis to develop and sell new products using the same active ingredients contained in the Products, but using different formulations, or different presentations, and under different product trademarks.

     Section 5.3 Risks Associated With the Products. After the Closing Date, subject to the terms of the Transition Services Agreement, Bioglan shall bear the entire responsibility for and risk in the manufacture, distribution, marketing and sale of the Products, including, subject to Section 8.5, those associated with returns of Product sold by the LLC prior to June 1, 1999, and compliance with all regulations and laws pertaining to the Products. The LLC shall, for one year following the Closing Date, use its reasonable best efforts to assist Bioglan in these matters, but they shall remain the sole responsibility of Bioglan.

     Section 5.4 Agreement to Distribute. In order to ensure continued supply of the Products to customers following consummation of this Agreement, the LLC hereby agrees to act as distributor of the Products for the earlier of (i) a period of four (4) months from the consummation of this Agreement, or (ii) until Bioglan gives written notice to the LLC that Bioglan has developed its own distribution network. This period shall be extended, at the written request of Bioglan, for a further two (2) months if, after using its reasonable best efforts, Bioglan has been unable to develop its own distribution system at the end of the four month period. Upon expiration of the period for which the LLC shall distribute Products on behalf of Bioglan as set forth above, the LLC shall return to Bioglan any inventory of the Products in the LLC possession as of the date thereof.

     Section 5.5 Notification of Customers. The LLC and Bioglan agree to cooperate in the notification to customers of the transactions contemplated by this Agreement. Neither the LLC nor Bioglan shall notify any customers of such transactions without the written consent of the other. Such notification (the "Joint Notice") shall be in such form as is reasonably satisfactory to Bioglan and the LLC and shall also inform such customers of Bioglan's address.

     Section 5.6 Customer Orders. The LLC agrees for a period of four (4) months after the Closing Date to use its reasonable best efforts to forward to Bioglan all customer orders or inquiries for the Products received after the Closing as soon as practicable after receipt by the LLC. The LLC agrees that, for a period of six (6) months from the Closing Date, it will inform any customers ordering the Products or requesting information about the Products, that Bioglan is now supplying the Products and provide such customers with Bioglan's address.

     Section 5.7 Accounts Receivable.

          (a) In the event that the LLC receives any payment relating to any accounts receivable that accrued on or after the date on which the Transition Services Agreement is terminated or expires, such payment will be the property of, and will be immediately forwarded and remitted to Bioglan. The LLC will promptly endorse and deliver to Bioglan any cash, checks or other documents received by the LLC on account of any such accounts receivable and will advise Bioglan of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to such accounts receivable.

          (b) In the event that Bioglan or any of Bioglan's Affiliates receive any payment relating to any accounts receivable that accrued prior to the date on which the Transition Services Agreement is terminated or expires, such payment will be the property of, and will be immediately forwarded and remitted to the LLC. Bioglan or any such Affiliates will promptly endorse and deliver to the LLC any cash, checks or other documents received by Bioglan or any such Affiliate on account of any such accounts receivable and will advise the LLC of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to such accounts receivable.

     Section 5.8 Product Registration.

          (a) After the Closing, Bioglan will initially market the Products under the Authorizations, such Authorizations having been varied to permit the same. Such distribution relationship shall continue until Bioglan obtains regulatory authorization from the FDA to market the Products under its own authorizations (the "New Authorizations").

          (b) To permit Bioglan to distribute and sell the Products, Bioglan shall, promptly following signature hereof at its own expense, file all necessary instruments with the FDA to obtain a waiver to vary the LLC's Authorizations to allow Bioglan to sell the Products.

          (c) Bioglan shall, at its sole expense, file a product license application with the FDA for each of the Products. The LLC shall, at its expense, file all necessary instruments with the FDA to authorize Bioglan to cross-refer to the data contained in the Authorizations in order for Bioglan to obtain the New Authorizations.

          (d) Within thirty (30) days after the Closing Date, the parties shall each appoint a primary liaison (the "Medical Affairs Liaison") to communicate with each other with regard to the actions and information required pursuant to this Section 5.8 and shall notify the other of the name, address and telephone number of the person so appointed.

          (e) During the period that Bioglan is selling the Products under the Authorizations, each party shall advise the other as set forth in (i) and
     (ii) below of any adverse drug experience associated with the Products. In addition, Bioglan shall report all adverse drug experience information it obtains, including that obtained from the LLC, to the FDA as set forth in
     Section 5.8(f) below:

          (i) Any adverse drug experience information obtained by a party shall be reported to Bioglan's Medical Affairs Liaison, by telephone or in writing (only by facsimile) within three (3) business days after the first party's initial receipt of the information; provided, however, that any report of a serious unlabelled side effect or any report of a death shall be reported to Bioglan's Medical Affairs Liaison within twenty-four (24) hours of receipt of the information; and

          (ii) The reports of adverse drug experience shall contain the following information: (i) the date the report was received; (ii) the name of the reporter;

               (iii) the address and telephone number of the reporter; (iv) the patient details; (v) the suspected drug; (vi) other concomitant therapy; (vii) a description of the adverse drug experience; and
               (viii) any additional relevant information; provided such information is obtainable through the use of reasonable efforts and is not subject to any duty of non-disclosure or confidence.

          (f) Bioglan shall report all adverse drug experience information associated with the Products, including those received from the LLC under this Section 5.8 to the FDA, in accordance with the laws and regulations of the United States.

          (g) After the Closing, Bioglan shall bear the entire responsibility for the manufacture, distribution, advertising and sale of the Products and for all actions required by the FDA and other governmental laws and regulations relating to the manufacture, distribution, and use of the Products after June 1, 1999.

          (h) Upon the grant to Bioglan of the New Authorizations, the LLC agrees at its own expense to take all reasonably necessary steps to cancel, transfer or assign forthwith at Bioglan's option its Authorizations in the United States.

          Section 5.9 Recall and Return of Products. During the period that Bioglan is selling Products pursuant to the Authorizations, Bioglan shall, at its cost, be responsible for all activities to be performed relating to any recall or return of such Products and the LLC shall during such period promptly notify Bioglan of all decisions and notifications of the FDA relating to the Products.

          Section 5.10 Dissolution of the LLC. Medicis shall dissolve the LLC within eight (8) months of the Closing Date and shall not use the name Exorex in connection with any of its Affiliates or any Products sold by Medicis or its Affiliates. Medicis shall not infringe or seek to infringe on the Exorex Trademark pursuant to applicable United States law.

          Section 5.11 Payment of Royalties. The LLC agrees that it will pay all royalties which accrued under the License Agreement prior to June 1, 1999 in accordance with the terms of the License Agreement, failing which, Medicis will pay the royalties on behalf of the LLC.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

          Section 6.1 Representations and Warranties of the LLC. Except as set forth in the Disclosure Letter or Section 6.1(g) and Section 6.1(k), the LLC hereby warrants to Bioglan as of the date hereof as follows:

          (a) Ownership of LLC Interests. Prior to Closing, Medicis will own 100% of the LLC interests. Prior to Closing, no person will hold any membership interest or any right to receive any income, profits, distributions or assets of the LLC, other than Medicis. None of the LLC Interests were issued in violation of any preemptive or similar rights.

          (b) Organization. The LLC (i) is a corporation duly organized and validly existing and in good standing under the laws of Delaware and (ii) has all necessary corporate power and authority to own its properties and to conduct its business, as currently conducted.

          (c) Authorization. The execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, are within the corporate power of the LLC, Medicis and IMX and have been or will be, on or prior to the Closing Date, duly authorized by all necessary corporate proceedings, if required, and such agreements have been or will be, on or prior to the Closing, duly executed and delivered by the LLC, Medicis and IMX.

          (d) Execution and Delivery. Neither the execution of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated herein and therein: (i) requires the LLC, Medicis or IMX to obtain any approval, consent or withholding of objections on the part of any regulatory or governmental body, (ii) will result in any violation or breach of any term or provision of the LLC's Certificate of Formation or the organizational documentation of Medicis or IMX; (iii) will constitute a default under any material indenture, mortgage, deed of trust, license agreement or other contract or agreement to which the LLC, Medicis or IMX is a party or to which the LLC interests may be subject; or (iv) will violate any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to the LLC, Medicis or IMX which could result in a material adverse effect in the condition, business or operations ("Material Adverse Effect") of the LLC.

          (e) Binding Obligation. As of the Closing, this Agreement and the other agreements contemplated hereby will have been duly and validly authorized, executed and delivered by the LLC, Medicis and IMX and, when duly executed and delivered by Bioglan, will constitute valid and binding obligations of the LLC, , Medicis and IMX enforceable against each of the LLC, Medicis and IMX in accordance with their terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity or principles of public policy relating to indemnification.

          (f) Broker. Except for Corporate Development Specialists, Inc., neither the LLC nor any officer, director or agent of the LLC has employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

          (g) Gross Sales. Medicis represents and warrants that the amount of gross sales, less returns, for the calendar year ended December 31 1998, and for the calendar quarter ended March 31, 1999 as accounted for by the LLC in accordance with United States generally accepted account principles ("GAAP"), which has been provided by the LLC to Bioglan prior to the date of this Agreement as contained in the Disclosure Letter, was correct in all material respects. The LLC has also provided Bioglan in the Disclosure Letter with information regarding shipments and returns for the period from April 1, 1999 to May 31, 1999, which information Medicis represents and warrants was correct in all material respects.

          (h) Trademarks. The Trademarks are currently being used commercially by the LLC and have been properly filed or registered with the U.S. Patent and Trademark Office and are valid and in full force and effect as of the date of execution of this Agreement.

          Except as may be restricted or prohibited by any applicable law, rule, regulation or decision, the LLC has the exclusive right to use, transfer and assign, free and clear of any liens or encumbrances, the registrations for the Trademarks.

          To the LLC's knowledge, the manufacture, use or sale of the Products by the LLC or the use of the Trademarks in the United States of America for the sale of the Products does not infringe the rights of any third party including inter alia intellectual property rights.

          Except for any restriction or prohibition set forth in any applicable law, rule, regulation, decision or other governmental action, the LLC is not aware of any restriction or prohibition which would prevent or restrict the disclosure of the Know-How to Bioglan hereunder. (i) Adverse Drug Experiences. The LLC has informed Bioglan of all material adverse drug experiences related to the Products of which it has knowledge.

          (j) License Agreement. The License Agreement is in full force and effect, and a full and complete copy thereof including all amendments thereof (if any), as duly executed by all parties, is attached to the Disclosure Letter. There have been and are no other amendments, changes or waivers by either party of any of the terms thereof, written or otherwise.

               The LLC has the full legal right, power and authority to convey the License Agreement.

               The LLC has not assigned, sublicensed or granted, nor is there otherwise outstanding, any material lien or encumbrance of any kind in, the License Agreement.

               The LLC is in compliance with all material terms of the License Agreement. To the knowledge of the LLC, there are no counterclaims, defenses or offsets against any obligation of the LLC or any of its Affiliates to perform under the License Agreement.

          (k) Inventory. Medicis represents and warrants that the LLC has good and valid title to the Inventory, free and clear of any material lien or encumbrance, and has not sold or contracted to sell any of the Inventory other than in the ordinary course of business.

          Medicis represents and warrants that all Inventory to be sold hereunder is in good and marketable condition and has a remaining shelf life as of June 1, 1999 of not less than twelve (12) months and does not include any patently damaged, obsolete, or outdated material. All Products sold by the LLC after June 1, 1999 to the Closing Date or in Inventory as of the Closing Date were manufactured in accordance with Good Manufacturing Practices, are adequately packaged and labeled and in conformity with all applicable authorizations.

          (l) Litigation. There is no litigation, arbitration, proceeding, governmental investigation, action or claims of any kind, pending or, to the knowledge of the LLC, threatened, or facts which could reasonably be expected to give rise thereto, by or against the LLC which would affect Bioglan as the purchaser hereunder or relative to the License Agreements or the Products, including, without limitation, regarding breach of express or implied warranty or representation or failure to warn or relating to personal injury, property damage or other liability arising from or caused by the Products.

          (m) Contractual Obligations. There are no material obligations or agreements between the LLC and either or both of Medicis and IMX except for those obligations and agreements which are included in the Purchased Assets and the Excluded Assets.

          (n) Employees. The Disclosure Letter contains details of all employees and consultants of the Business and their current salaries. There are no written employment contracts with respect to the employees and consultants of the Business.

          (o) DISCLAIMER. OTHER THAN THOSE ARISING AS A RESULT OF A BREACH OF THE REPRESENTATIONS AND WARRANTIES HERETO AND THE BILL OF SALE, BIOGLAN HEREBY WAIVES ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, DUTIES, AND GUARANTEES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PURCHASED ASSETS OR THE VALUE, CONDITION, EFFECTIVENESS OR COMPLIANCE WITH SPECIFICATION OF THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR THE QUALITY OF THE MATERIALS OR WORKMANSHIP, AND BIOGLAN HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES IT MAY HAVE AGAINST MEDICIS RELATING TO ANY OF THE FOREGOING AND ARISING BY LAW OR OTHERWISE OR WITH RESPECT TO LOSS OF USE, REVENUE OR PROFIT, THE EXISTENCE OF ANY LATENT, INHERENT OR ANY OTHER DEFECT (WHETHER OR NOT DISCOVERABLE), OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES.

          Section 6.2 Representations and Warranties of Bioglan. Bioglan hereby represents and warrants to the LLC as of the date hereof as follows:

          (a) Organization. Bioglan (i) is a public limited company duly organized, validly existing under the Laws of England and Wales and (ii) has all necessary power and authority to own its properties and to conduct business as presently conducted.

          (b) Authority. The execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, are within the corporate power of Bioglan and any relevant Affiliate of Bioglan, have been or will be, on or prior to the Closing Date, duly authorized by all necessary corporate proceedings except for shareholder approval, the obtaining of which shall be governed by and subject to Section 7.5 of the Asset Purchase Agreement and such agreements have been or will be, on or prior to the Closing, duly executed and delivered by Bioglan and any relevant Affiliate of Bioglan.

          (c) Execution and Delivery. Subject to the approval of the shareholders of Bioglan at the shareholders' meeting as contemplated in
     Section 7.5 of the Asset Purchase Agreement, neither the execution of this Agreement and the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby and thereby: (i) requires Bioglan to obtain the approval, consent or withholding of objection on the part of any governmental body; (ii) will result in any violation or breach of any term or provisions of Bioglan's memorandum and articles of association;
     (iii) will constitute a default under any indenture, mortgage, deed of trust, license, agreement, or other contract or agreement to which Bioglan or any Affiliate of Bioglan that is a party to any of the agreements contemplated hereby; or (iv) will violate any provision of any judicial, governmental or administrative order, writ, injunction, award, judgment or decree applicable to Bioglan or any Affiliate of Bioglan that is a party to any of the agreements contemplated hereby which could reasonably be expected to result in a Material Adverse Effect on Bioglan.

          (d) Binding Obligation. Subject to the approval of the shareholders of Bioglan at the shareholders' meeting as contemplated in Section 7.5 of the Asset Purchase Agreement, as of the Closing, this Agreement and the other agreements contemplated hereby will have been duly and validly authorized, executed and delivered by Bioglan, and when duly executed and delivered by the LLC, will constitute valid and binding obligations of Bioglan, enforceable against Bioglan in accordance with their terms, except as such enforcement may be limited by bankruptcy or other laws of general application affecting creditor rights or general principles of equity or principles of public policy relating to indemnification.

          (e) Broker. Neither Bioglan nor any officer, director or agent of Bioglan, has employed any broker or finder with respect to this Agreement or the transactions contemplated hereby.

                                  ARTICLE VII
                            CONDUCT PRIOR TO CLOSING

          Section 7.1 Cooperation. The parties agree to cooperate mutually and make all reasonable efforts toward consummating the transactions contemplated hereby and fulfilling the purposes of this Agreement prior to and following Closing, including providing and executing such additional documentation and communications as may be appropriate for such purposes.

          Section 7.2 Conduct of Business by LLC. Upon execution of this Agreement, the LLC shall not without the prior written consent of Bioglan take any action out of the ordinary course of business in relation to the Products prior to Closing nor will it do, procure or allow anything which may cause, constitute or result in a breach of the Warranties. After the execution of this Agreement through the Closing Date, the LLC shall provide Bioglan, its agents, representatives and professional advisors reasonable access to all information and facilities relating to the Purchased Assets, as reasonably requested by Bioglan during normal business hours.

          Section 7.3 Review. The LLC shall permit Bioglan's auditors to inspect the LLC's records relating to sales of the Products to enable the said auditors to adequately validate the financial receipts relating to the sales of the Products (as required under the Listing Rules of the London Stock Exchange) since January 1, 1998; provided, however, that the LLC shall have no liability whatsoever in connection with the review described herein, unless the review shall indicate the existence of a material breach of the Warranties.

          Section 7.4 Contribution Margin. Medicis covenants that if the Contribution Margin is less than zero (0), then Medicis shall pay to Bioglan an amount equal to the deficit in the Contribution Margin. However, any payment required to be made by Medicis to Bioglan under this Section
     7.4 shall be reduced by the total value of all returns received after June 1, 1999 by the LLC from CVS, Jack Eckerd and Walgreens.

                                  ARTICLE VIII
                                 INDEMNIFICATION

          Section 8.1 Indemnification by Medicis and IMX. Medicis and IMX, jointly and severally, agree to indemnify, defend and hold harmless Bioglan (and its directors, officers, employees, Affiliates, successors and assigns) from and against all losses, personal injuries, liabilities, damages (other than incidental or consequential), deficiencies, costs or expenses including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements ("Losses") of Bioglan and its Affiliates based upon, arising out of or otherwise in respect of:

          (a) any material inaccuracy in or material breach of, any representation, warranty, covenant or agreement (other than with respect to the covenant set forth in Section 7.3, for which the LLC shall have no liability, unless the review shall indicate the existence of a material breach of the Warranties) of the LLC contained in this Agreement.

          (b) any harm to any third party caused by any defect in the Products manufactured, mandated, distributed, or sold by the LLC or any relevant Affiliate, prior to June 1, 1999, or by any negligent or wrongful act of the LLC or any relevant Affiliate prior to the Closing in connection with the manufacture, distribution, advertising, or sale of the Products, or any failure to comply with any regulation or statute in connection with the Products.

          (c) failure of the LLC prior to the Closing Date to use its reasonable best efforts to conduct its efforts under this Agreement at all times in accordance with all applicable laws and regulations which may materially affect the Products including without limitation the U.S. Foreign Corrupt Practices Act.

          Section 8.2 Indemnification by Bioglan. Bioglan agrees to indemnify, defend and hold harmless the LLC (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Losses of the LLC based upon, arising out of or otherwise in respect of:

          (a) any material inaccuracy in or material breach of any representation, warranty, covenant or agreement of Bioglan, any of its Affiliates or sublicensees contained in this Agreement.

          (b) any harm to any third party caused by any defect in the Products manufactured, mandated, distributed or sold by Bioglan or any relevant Affiliate after June 1, 1999 or by any negligent or wrongful act of Bioglan in connection with the manufacture, distribution, advertising, or sale of the Products after the Closing Date, or any failure after the Closing Date to comply with any regulation or statute.

          (c) failure of Bioglan to use its reasonable best efforts to conduct its efforts under this Agreement at all times in strict accordance with all applicable laws and regulations which may materially affect the Products including without limitation the US Foreign Corrupt Practices Act.

          Section 8.3 Procedure for Indemnification.

          (a) If any legal proceeding shall be instituted, or any claim or demand made, against an indemnifying party in respect of which an indemnifying party may be liable hereunder, or if either party hereto for any reason shall believe that it has a claim against the other party pursuant to the respective Section 8.1 or 8.2 hereof, then the indemnified party or the party believing it has a claim against the other party, as the case may be (in either case, the "Indemnified Party"), shall give prompt written notice hereunder to the indemnifying party or the party against whom the party giving notice believes it has a claim, as the case may be (in either case, the "Indemnifying Party"). Such notice shall specify in reasonable detail the date such underlying claim or belief first was asserted or arose, the nature of the Loss(es) for which payment is claimed, the Section or Sections of this Agreement upon which such claim is based, and the amount payable in respect thereto, and shall provide a copy of all pleadings relating to the underlying claim.

          (b) If an Indemnifying Party shall receive notice pursuant to this
     Section 8.3, the Indemnifying Party may, at its sole option, elect to defend against the Loss, which is the subject of such notice. If the Indemnifying Party elects to defend, then the Indemnified Party shall have the right to participate in such defense, and the trial counsel for the Indemnified Party shall be chosen by the Indemnifying Party and such trial counsel shall be reasonably satisfactory to the Indemnified Party, the costs of which shall be borne by the Indemnified Party. If the Indemnifying Party does not elect to defend, then the Indemnified Party may do so by its own counsel, such counsel shall be reasonably satisfactory to the Indemnifying Party, the costs of which shall be borne by the Indemnifying Party, and the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense.

          (c) If the amount of any actual Loss indemnified against hereunder shall at any time subsequent to the payment of any indemnity payable hereunder, be reduced by any recovery, settlement or other payment, then the amount of such reduction, less any expense incurred by the party receiving such recovery, settlement or other payment in connection therewith, shall be repaid promptly to the Indemnifying Party.

          (d) The aggregate indemnification obligations of Bioglan on the one hand and Medicis and IMX on the other hand under Section 8.1 or 8.2 hereof, as the case may be, will not exceed United States Three Million Dollars (US $3,000,000).

          (e) Neither party shall be obligated to indemnify the other for any Losses hereunder, unless and until the aggregate amount of all Losses exceeds United States Fifty Thousand Dollars (US $50,000) (the "Basket"), and shall be liable only for amounts in excess of the Basket; provided that the Basket shall not apply to Section 8.4 or Section 8.5.

          (f) IMX shall have no obligation to indemnify Bioglan with respect to
     Section 6.1(g) or Section 6.1(k).

          Section 8.4 Discontinuance of Operations. In addition to the other indemnification obligations set forth in this Article VIII, Medicis shall indemnify Bioglan for any out of pocket expense incurred by Bioglan in excess of United States Four Hundred Thousand Dollars (US $400,000) with respect to the discontinuance of the operations relating to the Purchased Assets if such operations are discontinued within two (2) months of the Closing Date and are not incurred due to actions taken by Bioglan other than those costs directly related to discontinuing such operations; provided, however, that the LLC shall not be responsible for more than two
     (2) weeks of severance pay for any employee of the LLC in connection with such discontinuance.

          Section 8.5 Returns of Products. In addition to the other indemnification obligations set forth in this Article VIII, Medicis shall, indemnify Bioglan for any return of Products returned within two (2) years of June 1, 1999 by CVS, Walgreens and Jack Eckerd; provided that such indemnification obligation shall not exceed United States Six Hundred Thousand Dollars (US $600,000).

                                   ARTICLE IX
                               GENERAL PROVISIONS

          Section 9.1 Survival of Representations and Warranties. All representations or warranties set forth herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of two (2) years after the Closing Date. Thereafter, no claim for breach of any representation or warranty shall be made. If this Agreement is terminated pursuant to Section 9.12 hereof, none of the parties hereto shall be under any liability whatsoever with respect to any such representation or warranty. The covenants and agreements shall survive indefinitely, unless otherwise specified herein.

          Section 9.2 Notices. All communications under this Agreement shall be in writing and shall either be faxed, sent by courier or mailed by first class mail, postage prepaid, to the fax number and/or address specified below. If faxed, such communication shall be deemed to be given when sent; provided, however, that any fax shall be confirmed by sending a hard copy by express courier or first class mail (by methods specified herein) within one (1) business day of the sending of such fax. If sent by express courier or mailed by first class mail as specified herein, such communication shall be deemed to be given either two (2) business days after sending (for communications sent by courier) or ten (10) business days after mailing (for communications sent by mail). All communications hereunder shall be sent:

         TO BIOGLAN: at its address shown below or such other address as it may give to Medicis on behalf of the LLC by notice hereunder:

         5 Hunting Gate                              and to:
         Hitchin, Hertfordshire SG4 0TJ              Roiter Zucker Solicitors
         England                                     Regent House
         Attn:  Terry I. Sadler                      5-7 Broadhurst Gardens
                                                     Swiss Cottage
                                                     London NW6 3RZ England
                                                     Attn: Warren Roiter

         TO MEDICIS, at the address shown below or such other address as it may give to Bioglan by notice hereunder:


         c/o Medicis Pharmaceutical Corporation      and to:
         4343 East Camelback Road,                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         Suite 250                                   590 Madison Avenue
         Phoenix, Arizona  85018-2100 USA            New York, New York 10022
         Attn:  Jonah Shacknai                       Attn:  Stephen E. Older, Esq.


         TO IMX, at the address shown below or such other address as it may give to Bioglan by notice hereunder:


         IMX Pharmaceuticals, Inc.                   and to:
         2295 Corporate Boulevard                    Nason, Yeager, Gerson, White, Lioce, P.A.
         Boca Raton, Florida 33431                   1645 Palm Beach Lakes Boulevard
         Attn:  William Forster                      Suite 1200
                                                     West Palm Beach, Florida 33401
                                                     Attn: Gary N. Gerson

     Section 9.3 Confidential Information. The parties hereto shall each hold (and shall cause their respective Affiliates to hold) in confidence all documents and information received by them in connection with the transactions contemplated by this Agreement and, in the event that for any reason the transactions contemplated by this Agreement shall not be consummated, the parties hereto shall refrain (and shall cause their respective Affiliates to refrain) from disclosing or otherwise using such documents and information except in connection with any legal proceeding that may be contemplated or instigated by any party against the other in relation to any matter arising out of or under this Agreement, or as required by law or regulation. This Section
9.3 shall not apply to information generally available to the public through no fault of the disclosing party. Nothing in this Section 9.3 shall prevent any party hereto from disclosing such information as may be required by applicable law or any governmental or regulatory body or by the rules or regulations of any national securities exchange upon which the securities of either party are listed. If any party hereto is requested to disclose confidential information pursuant to the preceding sentence, (i) such party will notify the other parties immediately of the existence, terms and circumstances surrounding such a request so that the other parties may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and (ii) if, in the absence of a protective order, such disclosure is required in the opinion of the disclosing party's counsel, such party may make such disclosure without liability hereunder, provided that only that portion of the confidential information which is legally required is disclosed, the other parties receive notice of the information to be disclosed as far in advance of its disclosure as practicable and will use its reasonable best efforts to ensure that confidential treatment will be accorded to all such disclosed information. Bioglan shall not disclose confidential information to any third party in connection with the marketing and selling of Bioglan's securities to such third party without the prior written consent of Medicis (which consent shall not be unreasonably withheld), provided that such consent shall be deemed granted if Medicis has not responded to a request by Bioglan for such consent within twenty - four (24) hours after Medicis receives actual notice of such request with sufficient information regarding the terms and conditions of such proposed disclosure to allow Medicis to evaluate the proposed disclosure.

     Section 9.4 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

     Section 9.5 Binding Effect. The rights and obligations of the parties hereto under this Agreement and the agreements contemplated hereby shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but may not be assigned by either party without the prior written consent of the other parties hereto. Nothing set forth herein shall prevent such party from assigning its rights or obligations hereunder to an Affiliate of said party provided that no such assignment shall relieve said party of its obligations hereunder.

     Section 9.6 Press Releases. Bioglan, and Medicis for itself and on behalf of the LLC and IMX, agree to approve jointly the text of an initial press release announcing the consummation of the transactions contemplated hereby and not to use the name of any of the other parties in any press information, marketing or advertising materials or other release to the public without the prior written approval of the other, which approval shall not be unreasonably withheld. The foregoing shall not be deemed to prevent such party from making any public announcement or issuing any circular which may be required by legislation or any governmental or regulatory body or by the rules and regulations of any national securities exchange upon which the securities of such party are traded; provided that the disclosing party has notified the non-disclosing party of such public announcement and the non-disclosing party has been given an opportunity to comment on such announcement. The disclosing party shall make such changes as are reasonably requested.

     Section 9.7 Expenses; Taxes. The parties hereto shall each be responsible for their respective costs incurred in connection with this Agreement and the transactions contemplated hereby. Except as otherwise provided herein, Bioglan shall pay all recording fees and all taxes due by Bioglan in connection with the transfer of the Purchased Assets to Bioglan hereunder.

     Section 9.8 Headings. All headings in this Agreement are for convenience only and shall not affect the interpretation or meaning of any provision hereof.

     Section 9.9 Entire Agreement. This Agreement, the promissory note to be entered into pursuant to the Closing of the Asset Purchase Agreement and the Disclosure Letter, together with the other agreements provided for herein, and the Schedules and Exhibits attached hereto, constitutes the entire agreement of the parties, merges all prior negotiations, agreements and understandings, and states in full all representations and warranties or warranties other than those herein stated. To the extent there are any inconsistencies between the provisions of this Agreement and the Disclosure Letter, the Schedules and Exhibits and any of the other agreements provided for herein, this Agreement shall govern.

     Section 9.10 Waiver. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based on, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     Section 9.11 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provisions thereof, shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to affect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

     Section 9.12 Termination. This Agreement may be terminated or extended as set forth in Section 9.12 of the Asset Purchase Agreement; provided, however, that the provisions of Sections 9.3, 9.7 and 9.13 and Article X shall survive the termination of this Agreement; and provided further that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

     Section 9.13 Governing Law. This Agreement shall be governed by the substantive laws of the State of Arizona, United States of America (without regard to principles of conflict of laws) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Bioglan consents and submits to the personal jurisdiction of the state and federal courts in Arizona.

     Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.15 Shareholder Approval. Subject to Section 9.12, notwithstanding the Closing having taken place, if Bioglan shall for any reason whatsoever fail to procure shareholder approval as provided in Section 7.5 of the Asset Purchase Agreement, the Closing shall be deemed for all purposes never to have taken place and all documents delivered at the Closing shall be cancelled and deemed to be null and void and all the Purchased Assets and Assumed Liabilities shall be re-transferred to the LLC in the condition that they are in at such time and subject thereto, except for the Security Agreement and the Trademark Security Agreement (as defined in the Asset Purchase Agreement), no party hereto shall be under any further liability or obligation to any other whether pursuant to this Agreement or otherwise howsoever; provided, further, that the Security Agreement and the Trademark Security Agreement shall remain in full force and effect.

                                   ARTICLE X
                                   ARBITRATION

     Section 10.1 Submission to Arbitration. The parties shall promptly submit to arbitration any dispute which may arise in connection with this Agreement that is not promptly resolved by them, except that each party may seek injunctive relief for breaches of this Agreement if either party makes a good faith determination that a breach of the terms of this Agreement by the other party will result in irreparable harm and that injunctive relief is the only adequate remedy.

     Section 10.2 Arbitrator and Rules of Arbitration. The American Arbitration Association shall have jurisdiction over the arbitration, which shall be conducted in accordance with the Commercial Arbitration Rules of such Association, except as modified by agreement of the parties.

     Section 10.3 Selection of Arbitrators. In the event a dispute is to be submitted to arbitration pursuant to this Article X, the parties agree that the dispute shall be resolved by a private arbitration conducted by one arbitrator. Within ten (10) days after the submission of such dispute to arbitration, the parties shall agree upon one arbitrator, selected from a panel of five individuals, none of whom is an officer, director or employee of a party or an Affiliate of such party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration, designated by the American Arbitration Association from its permanent panel of commercial arbitrators. The parties shall select the arbitrator by alternately striking names of the individuals so designated until only one name remains. A coin toss will determine which party is to strike the first name.

     Section 10.4 Procedure. The arbitrator shall set a hearing date for an arbitration (the "Hearing") within ninety (90) days from the date the arbitrator is selected, unless otherwise agreed by the parties. At least fifteen (15) days before the Hearing, each party shall submit to the arbitrator a list of all witnesses and exhibits which it intends to present at the Hearing. No later than five (5) days before the Hearing, each party shall provide to the arbitrator a short (not to exceed five (5) single-spaced pages or such other page limit as the arbitrator permits) statement of its position with regard to the dispute. Notwithstanding the Commercial Arbitration Rules, each party shall have the right to conduct up to a total of two (2) depositions. At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement and an oral closing statement. The arbitrator shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules of Evidence as a guideline in conducting the Hearing. When testimony is complete and each party has introduced its exhibits pursuant to the provisions of this Agreement, and each party has made a closing statement pursuant to the provisions of this Agreement or waived the opportunity to do so, the arbitrator shall declare the Hearing closed; provided that the parties may submit post-hearing briefs pursuant to an agreed upon schedule or a schedule formulated by the arbitrator. The Hearing shall be conducted in private. Attendance at the Hearing shall be limited to the following: (i) the arbitrator; (ii) representatives of each party; (iii) each party's attorneys and such attorneys' assistants or advisors, if any, including expert witnesses if any; (iv) a court reporter if requested by either party; and
(v) any witnesses. The arbitrator may sequester witnesses upon the motion of a party. Within thirty (30) days of the close of the Hearing or submission of the post-hearing briefs, the arbitrator shall issue a written opinion and an award (the "Award") based on evidence, arguments and post-hearing briefs, if any. The Award shall be a decision of the arbitrator, shall resolve the parties' dispute and shall be final and binding on the parties. Except as otherwise provided in this Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing, in which event the arbitrator will render and deliver to the parties a written opinion and Award within thirty (30) days of being notified that the parties waive the Hearing. Notwithstanding any other provision of this Agreement, the arbitrator shall have no power to delete from, add to or modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

     Section 10.5 Arbitration Costs. In any arbitration, all of the reasonable costs and expenses of the successful party ("Successful Party") (including reasonable attorneys' fees and expenses), all fees and expenses of experts retained by the Successful Party and all costs of the arbitrator shall be borne by the losing party ("Losing Party") in such arbitration. The Losing Party and the Successful Party shall be determined by the arbitrator based on the relative success or failure of each party to such arbitration.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                THE EXOREX COMPANY, LLC


                                By: /s/ Mark A. Prygocki, Sr
                                    ------------------------------------------
                                    Name: Mark A. Prygocki, Sr.
                                    Title:


                                BIOGLAN PHARMA PLC

                                By: /s/ Terry I. Sadler
                                    ------------------------------------------
                                    Terry I. Sadler
                                    Chairman and Chief Executive Officer


                                MEDICIS PHARMACEUTICAL CORPORATION


                                By: /s/ Mark A. Prygocki, Sr.
                                    ------------------------------------------
                                    Mark A. Prygocki, Sr.
                                    Chief Financial Officer


                                IMX PHARMACEUTICALS, INC.


                                By: /s/ William Forster

                                    ------------------------------------------
                                    Name: William Forster
                                    Title: President

                                   SCHEDULE 1

                                    PRODUCTS



                             Exorex Aqueous Cleanser
                             Exorex Body Combo Pack
                             Exorex Display-Large
                             Exorex Display-Small
                             Exorex Excema Formula 4 oz. Gentle
                             Exorex Excema Formula 4 oz. Regular
                             Exorex Excema Formula 8 oz. Regular
                             Exorex Leave on Scalp Conditioner
                             Exorex Penetrating Emulsion
                             Exorex Prepak
                             Exorex Scalp Combo
                             Exorex Shampoo
                             Exorex Stabilizing Cream 8 oz.

                                   SCHEDULE 2

                                   TRADEMARKS

TRADEMARK              COUNTRY           REG. NO.           REG. DATE             CLASS & GOODS/
                                                                                    SERVICES
EXOREX                   US              2049968             4/1/97       Medicated lotions and topical gels for
                                                                            use in the treatment of psoriasis.


                                   EXHIBIT A

                              FORM OF BILL OF SALE



                                       A

                                    EXHIBIT B

                      FORM OF TRANSITION SERVICES AGREEMENT




                                       B

                                    EXHIBIT C

                           FORM OF LICENSE ASSIGNMENT



                                       C